Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-15780) pertaining to the Employee Stock Purchase Plan and the 1986 Stock Option Plan, the Registration Statement (Form S-8 No. 33-82214) pertaining to the Employee Stock Purchase Plan, the 1986 Stock Option Plan and the 1994 Stock Option Plan for Non-Employee Directors, and the Registration Statement (Form S-8 No. 333-100931) pertaining to the 1994 Stock Option Plan for Non-Employee Directors of our report dated January 17, 2003, with respect to the consolidated financial statements of Omega Financial Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2002.


                                                 /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 26, 2003


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